UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2020
Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
COMMON STOCK, $0.01 par value per share	HOG	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On January 24, 2020, Impala Master Fund Ltd., a Cayman Islands exempt company (“Impala Fund”), delivered notice of an intent to nominate two candidates for election to the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) at the Company’s 2020 annual meeting of shareholders (the “2020 Annual Meeting”). On March 27, 2020, the Company entered into a settlement agreement (the “Agreement”) with Impala Fund and Impala Asset Management LLC, a Delaware limited liability company (the “Investment Manager” and, collectively with Impala Fund, “Impala”). Impala is a shareholder of the Company.
Among other things, the Agreement provides that: (i) Impala withdraws its notice of intent to nominate two candidates; (ii) after the 2020 Annual Meeting concludes but by July 31, 2020, one new director will be appointed to the Board either by expanding the size of the Board by one or by filling a vacancy created by any member of the Board being unable or ceasing to serve on the Board due to death, disability or resignation (such new director, the “Additional Independent Director”); (iii) Impala will be entitled to submit to the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) up to two individuals to serve as the Additional Independent Director who are independent of the Company, are not affiliated with Impala and may not include the candidates that Impala identified in its notice of intent to nominate; (iv) the Nominating Committee will be entitled to submit to Impala up to two individuals to serve as the Additional Independent Director; (v) Impala will consider and approve or deny each candidate submitted by the Nominating Committee; (vi) the Nominating Committee will consider and approve or deny each candidate submitted by Impala; (vii) if neither of Impala’s suggested candidates is approved and neither of the Nominating Committee’s candidates is approved, then Impala and the Nominating Committee each may submit to the other one additional candidate for the other’s consideration, with the process repeating, as needed, until a candidate is approved; and (viii) the Board will appoint the approved candidate as the Additional Independent Director with a term to expire at the 2021 Annual Meeting.
As part of the Agreement, Impala, among other things, agreed to customary standstill commitments and to vote its shares in favor of the Board's recommendations regarding director elections and other matters to be submitted to a vote at the 2020 Annual Meeting. The standstill provisions last until 15 days prior to the last day of the advance notice period for the submission by shareholders of non-proxy access director nominations for the Company’s 2021 annual meeting of shareholders. As of the date of the Agreement, Impala represented that it owned 2,683,703 shares of the Company’s outstanding common stock. To retain its rights under the Agreement, Impala must maintain beneficial ownership of at least the lesser of 1,528,376 shares of common stock of the Company or 1% of the then-outstanding shares of common stock. The Company agreed to pay $425,000 to Impala to cover one-half of the out-of-pocket expenses that Impala incurred.
The parties entered into the Agreement in the spirit of cooperation during trying times, viewing it as a necessity to move forward. The parties worked together to achieve a resolution that will further the Board’s ongoing refreshment process by appointing one new independent Board member agreeable to both Impala and the Board.
The foregoing summary description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01(d) Financial Statements and Exhibits.
Exhibit 10.1 Settlement Agreement, dated March 27, 2020
Exhibit 10.4 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.

Date: March 30, 2020	By:	/s/ Paul J. Krause
Paul J. Krause
Assistant Secretary